Exhibit T3A.38

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF ‘‘ IHEARTMEDIA TOWER CO. HOLDINGS, LLC”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF NOVEMBER, A.D. 2014, AT 11:34 O’CLOCK A.M.

CERTIFICATE OF FORMATION

OF

IHEARTMEDIA TOWER CO. HOLDINGS, LLC

This Certificate of Formation is being executed as of November 18, 2014 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.	Name. The name of the limited liability company is iHeartMedia Tower Co. Holdings, LLC (the “Company”).

2.

Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Joan D. Donovan
Joan D. Donovan, an Authorized Person